                                                                    Exhibit 99.1


                          8607 Colonial Group, Inc.
                                601 Stage Road
                            Monroe, New York 10950


                                                        July 31, 1998


Marcus Bender
President and CEO
Hawaiian Natural Water Company Inc.
248 Mokauea Street
Honolulu, Hawaii 96819


Dear Mr. Bender:

     This letter is intended to confirm our understanding with respect to certain financial public relations advisory services (the "Services") that the undersigned will render to Hawaiian Natural Water Company Inc. (the "Company") during the two year period commencing the date hereof, and the remuneration that the undersigned will receive in consideration therefor.

     The Services to be rendered by the undersigned shall consist of acting as a liaison between the Company and members of the securities industry and the financial community including, without limitation, broker-dealers, industry analysts, institutional investors, individuals of high net-worth, and the Internet trading community, for the purpose of increasing the visibility of the Company and its capital stock. In particular, the undersigned shall use its diligent efforts to secure favorable coverage of the Company and its capital stock on one or more Internet investment newsletters. The Company acknowledges that the undersigned provides consulting services to other clients, and further acknowledges and agrees that the undersigned shall not be expected to render any specific number of hours of Services. Further, the Company understands that all services to be performed by the undersigned will be rendered by or supervised by Michael Gaggi.

     The undersigned shall not distribute to the press or financial community any press release, analyst's report or similar information regarding the Company without the prior written consent of the Company, which shall not be unreasonably withheld or delayed. Further, in performing services hereunder the undersigned shall comply with all applicable laws and regulations, including, but not limited to those promulgated by the Securities and Exchange Commission, the National Association of Securities Dealers, Inc. and its affiliates.

     As remuneration for the Services, the Company shall deliver to the undersigned promptly after the date hereof a non-refundable retainer consisting of 100,000 shares (the "Initial Shares") of the Company's Common Stock (the "Common Stock"), registered in the name of the undersigned. On or before August 31, 1998, the Company will file a registration statement (the "Registration Statement"), on SEC Form S-3, if available, to effect the registration for sale

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Marcus Bender
July 31, 1998
Page 2


under the Securities Act of 1933, as amended (the "Securities Act"), of the Initial Shares, the 565,000 shares issuable upon exercise of the options referred to below and the 50,000 shares of Common Stock issuable upon exercise of a portion of such options (collectively, the "Registered Securities"). In addition, the Company shall take such steps as are reasonably requested to keep the Registration Statement effective for a period of twelve months and to enable the Registered Securities to be sold in such states as the undersigned may reasonably request.

     As additional consideration the Company is delivering to the undersigned 565,000 options (the "Options") to purchase Common Stock having the terms set forth below:


  No. of Shares     Per Share            Initial
  Purchasable    Exercise Price      Exercise Date        Expiration Date
  -------------   --------------    -----------------      ---------------
     100,000           $2.50        September 1, 1998      August 31, 1999
     100,000           $3.00        October 1, 1998        August 31, 1999
     100,000           $3.50        November 15, 1998      August 31, 1999
     100,000           $4.00        January 15, 1999       July 15, 2000
     100,000           $5.00        March 15, 1999         July 15, 2000
      65,000           $6.00        May 15, 1999           July 15, 2000

In addition, if the undersigned shall exercise all of the Options which are scheduled to expire on August 31, 1999, then in addition to the shares underlying such Options, the undersigned shall receive an additional 50,000 shares of Common Stock.

     The Options shall not be assigned or otherwise transferred without the prior written consent of the Company. The Company shall have the right to purchase all or any part of the Options then outstanding upon ten days notice to the undersigned, at a price of $.05 per Option, if the last sale price or the average of the closing bid and asked prices for the Common Stock exceeds 150% of the exercise price of the Options to be redeemed for a period of 10 consecutive trading days. During such 10 day notice period the undersigned shall have the right to exercise the Options to be redeemed.

     Notwithstanding the schedule of Expiration Dates set forth above and the right granted to the Company in the foregoing paragraph to redeem the Options, it is the intent of the parties that the undersigned have the right for a period of at least thirty days to sell the Initial Shares publicly either pursuant to an effective Registration Statement or Rule 144 prior to the expiration of the right to exercise any Options or the onset of the Company's right to redeem the Options. Consequently, unless the Registration Statement contemplated above is declared effective and remains effective for a period of at least thirty days prior to July 15, 1999, the Expiration Date of the Options shall be extended until the date which is thirty (30) days after

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Marcus Bender
July 31, 1998
Page 3


the first to occur of the effectiveness of the Registration Statement or the receipt by the undersigned of an opinion or counsel to the Company acknowledging the undersigned's right to sell the Initial shares pursuant to Rule 144.

     Please acknowledge that the foregoing correctly sets forth our agreement by signing the enclosed copy of this letter agreement or a counterpart thereof, and returning it to the undersigned, whereupon this letter agreement shall constitute a binding agreement between us.


                                       Very truly yours,

                                       8607 Colonial Group, Inc.

                                       By: /s/ Michael A. Gaggi
                                          ---------------------------------
                                          Michael A. Gaggi

Agreed as of the date above
Hawaiian Natural Water Company, Inc.

By: /s/ Marcus Bender
   ----------------------------------
   Marcus Bender